Management's Assertion on
Compliance with Regulation AB Criteria

GEMSA Loan Services, L. P., a Delaware limited partnership (the "Asserting Party"), is responsible for assessing compliance, as of December 31, 2006, and for the period from January 1, 2006 through December 31, 2006 (the "Reporting Period"), with the Servicing Criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the "CFR") excluding the criteria set forth in Sections 1122(d)(1)(iii), 1122(d)(3)(i)(a),(b),(c),(d), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(vii) and 1122(d)(4)(xv) of Regulation AB in the CFR, which the Asserting Party has concluded are not applicable to the activities it performs with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the "Applicable Servicing Criteria"). The transactions covered by this report include all asset-backed securities transactions holding assets sub-serviced by the Asserting Party that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the related asset-back securities were outstanding during the Reporting Period (the "Platform Transactions"), as listed in Appendix B.

The Asserting Party engaged certain third party vendors (collectively the "Vendors") to perform certain specific and limited activities or to perform activities scripted by Asserting Party relating to the criteria set forth in Sections 1122(d)(2)(i), 1122(d)(2)(vii)(a), (b), and (d), 1122(d)(4)(i), 1122(d)(4)(vi), 1122(d)(4)(x)(a) and (b), 1122(d)(4)(xi) of Regulation AB in the CFR (the "Vendors Applicable Servicing Criteria"). The Asserting Party is not aware of any material instance of noncompliance by the Vendors with the Vendors Applicable Servicing Criteria for the Reporting Period, nor has any material deficiency in the Asserting Party's policies and procedures to monitor the compliance by the Vendors with the Vendors Applicable Servicing Criteria during the Reporting Period been identified. The Asserting Party elects to take responsibility for assessing compliance with Vendors Applicable Servicing Criteria.

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006, and for the Reporting Period with respect to the Platform Transactions taken as a whole.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report for the Platform Transactions on the Asserting Party's assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period as set forth in this assertion.

GEMSA LOAN SERVICES, L. P.,	February 28, 2007
a Delaware limited partnership

By: Robert P. Vestewig
Robert P. Vestewig, Chief Operating Officer

USADMIN 9171024.1

Appendix B

GEMSA Loan Services, L. P.
Regulation AB Platform

For the purpose of evaluating whether GEMSA Loan Services, L.P., a Delaware limited partnership ("GEMSA"), has complied with the general servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations ("Reg AB") of Securities and Exchange Commission (the "SEC") Reg AB, GEMSA defines its "platform" as the asset-backed securities transactions for which GEMSA sub-serviced for the period from January 1, 2006 through December 31, 2006, that (i) were securitized, (ii) are backed by the same asset type, (iii) were closed by asset-backed securities issuers on or after January 1, 2006, and (iv) were registered with and pursuant to the Securities Act of 1933. Securititized transactions registered prior to January 1, 2006, and/or unregistered and/or unsecuritized transactions are excluded from this platform.

Notwithstanding the foregoing, the suspension of Exchange Act reporting obligations for a transaction that was subject to Reg AB will not result in the exclusion of that transaction from this platform. GEMSA has one Reg AB platform. The platform mirrors the actual servicing practices of GEMSA and is consistent with the applicable servicing criteria that are required under Item 1122(d) of Reg AB. For the calendar year 2006 (January 1, 2006 to December 31, 2006 inclusive) these asset-backed securities transactions consisted of one hundred and ninety-two (192) loans and are listed in Appendix A, attached hereto.

GEMSA LOAN SERVICES, L. P.,	February 28, 2007
a Delaware limited partnership

By: Robert P. Vestewig
Robert P. Vestewig, Chief Operating Officer

USADMIN 9171024.1